Exhibit 99.1

FOR IMMEDIATE RELEASE

                    HIGH PLAINS GAS ANNOUNCES STOCK DIVIDEND

GILLETTE, December 15, 2010-High Plains Gas, Inc. (OTCBB:NXPND)today announced that its Board of Directors has approved a one share for each share stock dividend of the Company's common stock.

Each shareholder of record at the close of business on December 2, 2010 will receive one additional share for every outstanding share held on the record date. The Company's effective payment date is Thursday, December 16, 2010 and the execution date is December 17, 2010.

Additionally, a "D" will be placed on the ticker symbol for twenty trading days to indicate a change has taken place. On the twenty-first trading day, the symbol will revert back to the original symbol, NXPN.

"With our recent sizeable Marathon Oil Company Fairway Asset acquisition, we believe that this stock dividend will create additional liquidity in the market and make High Plains stock more attractive to a broader range of investors. As we move forward with our business plan and acquisition strategy, we are committed to attracting investors who share our vision and take a long-term view of the company's growth opportunities," said Mark Hettinger, Chairman of High Plains Gas.

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin. Through its wholly-owned subsidiary CEP - M Purchase LLC, the Company owns the former Marathon "North & South Fairway" assets. These assets consist of 1,614 Coal Bed Methane Wells with associated flow lines and over 155, 000 net acres. This combined with the Company's existing 92 natural gas wells gives the company a strong foundation in the natural gas industry. High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas. High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

CONTACT

High Plains Gas, Inc.
P.O. Box 1564
Gillette, WY 82717
(307) 686-5030
Email: ir@highplainsgas.com
       --------------------
www.highplainsgas.com
---------------------
Investor Relations: (954)533-8954